Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF TEXAS
SAN ANTONIO DIVISION

IN RE:	§
§
SI RESTRUCTURING, INC.	§	CASE NO. 04-54504
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SR RESTRUCTURING, INC.	§	CASE NO. 04-54506
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SRE RESTRUCTURING, INC.	§	CASE NO. 04-54507
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SF RESTRUCTURING, LLC	§	CASE NO. 04-54508
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SFOPS RESTRUCTURING, LLC	§	CASE NO. 04-54509
§
SBPROD RESTRUCTURING, LLC	§	CASE NO. 04-54510
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DFW RESTAURANT TRANSFER CORP.	§	CASE NO. 04-54511
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56TH AND 6TH, INC.	§	CASE NO. 04-54512
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RAD ACQUISITION CORP.	§	CASE NO. 04-54513
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SAN FELIPE, LLC,	§	CASE NO. 04-54514
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Debtors.	§	CHAPTER 11
	§	(Jointly Administered under Case No. 04-54504)
§
§
§
FINAL PLAN OF LIQUIDATION OF SI RESTRUCTURING, INC.
AND ITS AFFILIATED DEBTORS
     SI Restructuring, Inc. (“SI”), SR Restructuring, Inc. (“Restaurants”), SRE Restructuring, Inc. (“Real Estate”), SF Restructuring, LLC (“Franchisor”), SFOPS Restructuring, LLC (“Franchise Operations”), SFPROD Restructuring, LLC (“Brand Products”), DFW Restaurant Transfer Corp. (“DFW”), 56th and 6th, Inc. (“56th and 6th”), RAD Acquisition Corp. (“RAD”),San Felipe, LLC (“San Felipe”) (collectively, the “Debtors”), as debtors and debtors-in-possession, submit this Final Plan of Liquidation (the “Plan”) pursuant to section 1121(a) of Title 11 of the United States Code for the resolution of the Debtors’ outstanding creditor claims. This Final Plan incorporates changes made in response to objections to confirmation and discussed at the hearing on confirmation of the Plan. Reference is made to the Disclosure Statement (the “Disclosure Statement”) for a discussion of the Debtors’ history, business, properties and results of operations, and for a summary of this Plan and certain related matters.
     All holders of Claims and Interests are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. No materials, other than the Disclosure Statement and any exhibits and schedules attached thereto or referenced therein, have been approved by the Debtors for use in soliciting acceptances or rejections of this Plan.

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ARTICLE I
SUMMARY OF THE PLAN
     An overview of the Plan is set forth in the Disclosure Statement. The Debtors sold the majority of their assets during the Cases. Generally, the Plan provides for the liquidation of the Debtors’ remaining assets and the distribution of the net proceeds to holders of Allowed Claims in accordance with the priority scheme established by the Bankruptcy Code.
ARTICLE II
DEFINITIONS
     As used in the Plan, the following terms shall have the respective meanings specified below. Any term used in the Plan not defined below or herein shall be interpreted in accordance with the Rules of Construction and Interpretation set forth in the following Articles of this Plan.
     2.1. 56th and 6th: 56th and 6th, Inc., a Texas corporation and a Chapter 11 debtor.
     2.2. Administrative Claim: Any cost or expense of administration of the Chapter 11 Cases incurred on or before the Effective Date entitled to priority under Section 507(a)(1) and allowed under Section 503(b) of the Bankruptcy Code, including without limitation, any actual and necessary expenses of preserving the Debtors’ estates, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, certain taxes, fines and penalties, any actual and necessary postpetition expenses of operating the businesses of the Debtors, certain postpetition indebtedness or obligations incurred by or assessed against the Debtors in connection with the conduct of their businesses, or for the acquisition or lease of property, or for providing of services to the Debtors, including all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, and any fees or charges assessed against the Debtors’ estates under Chapter 123, Title 28, United States Code. With respect to quarterly U.S. Trustee fees, the Plan Administrator shall pay, from the assets of the Liquidation Trust, any accrued such fees on the Distribution Date and timely pay all post-confirmation quarterly fees as they accrue until the date of the closing of the Chapter 11 Cases.
     2.3. Administrative Claimant: Any Person entitled to payment of an Administrative Claim.
     2.4. Affiliate Debtors: Each of the Debtors other than SI.
     2.5. Allowance Date: The date that a Claim becomes an Allowed Claim.
     2.6. Allowed Claim: The portion of a Claim that is not a Disputed Claim.
     2.7. Allowed Administrative Claim: An Administrative Claim to the extent it is or becomes an Allowed Claim.
     2.8. Allowed Priority Non-Tax Claim: Any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, to the extent Allowed and entitled to priority in payment under Section 507(a) of the Bankruptcy Code.

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     2.9. Allowed Priority Tax Claim: Any Claim, to the extent Allowed and entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.
     2.10. Allowed Secured Claim: A Secured Claim of a creditor to the extent such Claim is an Allowed Claim, and the Lien securing such Claim has not become an Avoided Lien.
     2.11. Allowed Unsecured Claim: An Unsecured Claim to the extent it is or becomes an Allowed Claim.
     2.12. Amended Charter and By-Law: The amended charter and by-laws of the Reorganized Debtor in substantially the form included in the Plan Supplement.
     2.13. Available Cash: All of the Cash held by the Reorganized Debtor including cash deposited or held in the Distribution Reserve on account of disputed or undetermined Administrative Expense, Priority, Secured or General Unsecured Claims to the extent that those claims are disallowed in whole or in part after the Effective Date, less the Distribution Reserve.
     2.14. Avoidance Actions: Any and all rights, claims and causes of action arising under any provision of Chapter 5 of the Bankruptcy Code.
     2.15. Avoided Lien: A Lien to the extent it has been set aside, invalidated, or otherwise avoided pursuant to an Avoidance Action.
     2.16. Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended, Title 11, United States Code, as applicable to this Chapter 11 Case.
     2.17. Bankruptcy Court: The United States District Court for the Western District of Texas, San Antonio Division.
     2.18. Bar Date: The deadline for filing proofs of claim established by the Bankruptcy Court as November 28, 2004, and any supplemental bar dates established by the Bankruptcy Court pursuant to any other Final Order.
     2.19. Brand Products: SBPROD Restructuring, LLC, a Delaware limited liability company wholly owned by Franchisor and a Chapter 11 debtor.
     2.20. Cash: Cash, wire transfer, certified check, cash equivalents and other readily marketable securities or instruments, including, without limitation, readily marketable direct obligations of the United States of America, certificates of deposit issues by banks, and commercial paper of any Person, including interest accrued or earned thereon, or a check from Reorganized SI.
     2.21. Causes of Action: Any and all claims, causes of action or rights to legal or equitable remedies, whether known or unknown, reduced to judgment or not, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Actions.
     2.22. Claim: Any right to payment from the Debtors whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or any right to any equitable remedy for future performance if such

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breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured.
     2.23. Claimant or Claimholder: A person asserting a Claim against the Debtors, property of the Debtors, or the Debtors’ Estates.
     2.24. Class: One of the classes of Claims or Interests defined in Article IV hereof.
     2.25. Collateral: Any property of the Debtors or interest in property of the Debtors which serves as security for the repayment of a debt or the performance of an obligation owed by the Debtors to the holder of an Allowed Secured Claim.
     2.26. Confirmation Date: The date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.
     2.27. Confirmation Hearing: The hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.
     2.28. Confirmation Order: The Order of the Bankruptcy Court approving and confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.
     2.29. Creditor: Any person that holds a Claim against the Debtors that arose on or before the Petition Date, or a Claim against the Debtors of any kind specified in Sections 502(f), 502(g), 502(h) or 502(i) of the Bankruptcy Code.
     2.30. Creditors’ Committee: The Official Committee of Unsecured Creditors duly constituted in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code.
     2.31. Debtors: SI, Real Estate, Restaurants, Franchisor, Franchise Operations, Brand Products, DFW, 56th and 6th, and San Felipe.
     2.32. Debtors-in-Possession: The Debtors in their capacity as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
     2.33. Deficiency Claim: The amount by which an Allowed Claim exceeds the value of any Collateral securing such Claim as may be determined by the Bankruptcy Court in accordance with Section 506(a) of the Bankruptcy Code. A Deficiency Claim is a General Unsecured Claim, but only if the holder of the Claim had recourse against the Debtor prior to any foreclosure on Collateral.
     2.34. DFW: DFW Restaurant Transfer Corp., a Texas corporation wholly-owned by SI and a Chapter 11 debtor.
     2.35. Disallowed Claim: A Claim, or any portion thereof, that (a) has been disallowed by either a Final Order or pursuant to a settlement, or (b)(i) is Scheduled at zero or as contingent, disputed or unliquidated and (ii) as to which a Bar Date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

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     2.36. Disclosure Statement: The Disclosure Statement with respect to the Chapter 11 Joint Plan of Liquidation filed by the Debtors with the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code, as may be amended or supplemented.
     2.37. Disputed Claim: A Claim as to which a proof of claim has been Filed or deemed Filed under applicable law, as to which an objection has been or may be timely Filed and which objection, if timely Filed, has not been withdrawn on or before any date fixed for Filing such objections by the Plan or Order of the Bankruptcy Court and has not been overruled or denied by a Final Order. Prior to the time that an objection has been or may be timely Filed, for the purposes of the Plan, a Claim shall be considered a Disputed Claim to the extent that: (i) the amount of the Claim specified in the proof of claim exceeds the amount of any corresponding Claim Scheduled by the Debtor in its Schedules of Assets and Liabilities to the extent of such excess; or (ii) no corresponding Claim has been Scheduled by the Debtor in its Schedules of Assets and Liabilities, or (iii) the Claim has been Scheduled as contingent, disputed or unliquidated.
     2.38. Distribution: The property required by the Plan to be distributed to the holders of Allowed Claims.
     2.39. Distribution Date: As to all Claims, the date that is within 90 days after the date upon which the Plan Administrator determines, in his sole discretion, that the Reorganized Debtor has sufficient funds to (i) pay Allowed Claims of the highest priority of previously unpaid Claims and (ii) deposit sufficient funds in the Distribution Reserve for Disputed Claims of Claims entitled to that same priority of payment without exhausting the Distribution Reserve of funds necessary to meet the continuing operating expenses of the Reorganized Debtor.
     2.40. Distribution Reserve: A reserve established to hold, in one or more segregated accounts to be established by the Debtors or the Plan Administrator, Cash equal to the aggregate of (a) Cash that would have been distributed on the Distribution Date on account of Disputed or undetermined (i) Administrative Expense Claims had they been Allowed Claims, provided that with respect to Administrative Expense Claims for which applications for compensation of professionals or other periods retained or to be compensated pursuant to sections 327, 328, 330, 331 and 503(b) of the Bankruptcy Code are or will be pending but are then undetermined, the amount of Cash deposited shall be the amount sought by such persons or the maximum amount such persons indicate that they intend to apply for, (ii) Priority Claims, (iii) Secured Claims, (iv) General Unsecured Claims plus (b) Earned Interest on all Cash in the Distribution Reserve, plus (c) Cash in the amount of the sum of the estimated compensation and estimated out-of-pocket fees and expenses of, or to be incurred by, the Plan Administrator, plus (d) Cash in the amount of all taxes previously incurred by the Debtors (and not paid or otherwise provided for under the Plan) and all taxes and professional fees estimated to be incurred by the Reorganized Debtor, including professional fees of the Reorganized Debtor, and the Plan Administrator; plus (e) Cash in the amount of all estimated costs and expenses of effectuating the corporate actions contemplated by Article 7 of the Plan, plus (f) Cash in the amount of the estimated operating expenses of the Reorganized Debtor.
     2.41. Earned Interest: Interest, for purposes of Cash Distribution under the Plan, for each day during any calendar month, at an assumed rate per annum for each calendar month (or portion thereof) after the Effective Date, equal to the 30 Day Treasury Rate in effect on the first Business Day of such month.
     2.42. Effective Date: A date which shall be on or before the tenth (10th) day after the Confirmation Order becomes a Final Order.

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     2.43. Estates: The estates created upon the filing of the Chapter 11 cases pursuant to Section 541 of the Bankruptcy Code, together with all rights, claims and interests appertaining thereto.
     2.44. Final Distribution: A Distribution made under the Plan which represents the only or last Distribution to be made to a particular Class of Creditors.
     2.45. Final Distribution Date: The date upon which the Plan Administrator makes a Final Distribution.
     2.46. Final Order: An order or judgment which has not been reversed, stayed, modified, or amended and as to which (a) any appeal, other review or stay that has been filed has been finally determined or dismissed, or (b) the time for appeal has expired and no notice of appeal has been filed.
     2.47. Franchise Operations: SFOPS’s Restructuring, LLC, a Delaware limited liability company wholly owned by SI and a Chapter 11 debtor.
     2.48. Franchisor: SF Restructuring, LLC, a Delaware limited liability company wholly owned by SI, the parent company of Brand Products and a Chapter 11 debtor.
     2.49. General Unsecured Claim: A Claim other than a Secured Claim, an Administrative Claim, a Priority Non-Tax Claim, or a Priority Tax Claim.
     2.50. Interest or Equity Interest: Any interest in the Debtors represented by ownership of common or preferred stock including, to the extent provided by applicable law, any warrant, option or other security to acquire any of the foregoing.
     2.51. Interest Holder: Any holder or owner of an Interest.
     2.52. Lien: A charge against or interest in property to secure payment of a debt or performance of an obligation which has not been avoided or invalidated under any provision of the Bankruptcy Code or other applicable law.
     2.53. Old SI Common Stock: The issued and outstanding common stock of SI Restructuring, Inc. on the Petition Date.
     2.54. Old Warrants and Stock Options: All warrants and stock options issued by Schlotzsky’s, Inc. and still exercisable prior to the Effective Date.
     2.55. PAC: The Committee of three individuals, two of whom will be selected by the Creditors’ Committee and one of which will be selected by the Debtors to perform the oversight function elaborated in Section 7.5 of this Plan.
     2.56. Person: An individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated association or organization, a governmental unit or any agency or subdivision thereof or any other entity.
     2.57. Petition Date: August 3, 2004, the date on which the Debtors filed their voluntary Chapter 11 petitions commencing the Chapter 11 Cases.

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     2.58. Plan: This Joint Plan of Liquidation of the Debtors, as it may be amended or modified.
     2.59. Plan Administrator: The person to be designated and retained, as of the Effective Date, by the Reorganized Debtor with approval of the Bankruptcy Court, as the fiduciary responsible for, among other things, the sale or other disposition of the remaining property of the Estates, prosecution of causes of action of the Estates, holding and distributing the consideration to be distributed to holders of Allowed Claims pursuant to this Plan, the Plan Administration Agreement, the Confirmation Order, or such other order as may be entered by the Bankruptcy Court, the completion of the process of prosecution and settlement of objections to Disputed Claims and the completion of all other obligations of the Reorganized Debtor.
     2.60. Plan Ballot: The form of ballot which the Debtors will transmit to Creditors who are, or may be, entitled to vote on the Plan.
     2.61. Plan Supplement: The documents including the forms of the Amended Bylaws, Amended Certificate of Incorporation, the Plan Administration Agreement and a list of the executory contracts and unexpired leases, if any, to be assumed pursuant to the Plan, that shall be contained in a separate Plan Supplement filed with the Clerk of the Bankruptcy Court at least fifteen (15) days prior to the date on which the Confirmation Hearing shall commence or such shorter period as ordered by the Bankruptcy Court. The Plan Supplement may be reviewed at www.haynesboone.com/schlotzskys or requested in writing from the Debtors’ counsel.
     2.62. Post-Confirmation Service List: The list of those parties who have notified the Reorganized Debtor in writing, at or following the Confirmation Hearing, of their desire to receive electronic notice of all pleadings filed by the Reorganized Debtor and have provided the e-mail address to which such notices shall be sent.
     2.63. Priority Non-Tax Claim: Any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) to the extent entitled to priority in payment under Section 507(a) of the Bankruptcy Code including, but not limited to, a Claim of an employee of the Debtors for wages, salaries, or commissions, including vacation, severance or sick leave pay, earned within ninety (90) days prior to the Petition Date (to the extent of $4,925 per employee).
     2.64. Priority Tax Claim: Any Claim entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.
     2.65. Pro Rata: The proportion that the dollar amount of an Allowed Claim in a Class bears to the aggregate amount of all Allowed Claims in such Class.
     2.66. RAD: RAD Acquisition Corp., a Texas corporation wholly-owned by SI and a Chapter 11 debtor.
     2.67. Real Estate: SRE Restructuring, Inc., a Texas corporation wholly-owned by SI and a Chapter 11 debtor.
     2.68. Restaurants: SR Restructuring, Inc., a Texas corporation wholly-owned by SI, the parent of 56th and 6th, and a Chapter 11 debtor.

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     2.69. San Felipe: San Felipe, LLC, a Texas limited liability company, and a Chapter 11 debtor.
     2.70. Schedules: The Debtors’ Schedules of Assets and Liabilities, as may be amended or supplemented, and filed with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.
     2.71. Secured Claim: A Claim to the extent of the value, as may be determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the Debtors’ estates securing such Claim, or any Claim to the extent that it is subject to setoff under Section 553 of the Bankruptcy Code. To the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, such Claim is a Deficiency Claim unless, in any such case, the class of which such Claim is part makes a valid and timely election under Section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent Allowed.
     2.72. SI: SI Restructuring, Inc., a Texas corporation and a Chapter 11 debtor.
     2.73. Subordinated Claim: A Claim that the Bankruptcy Court has entered a Final Order subordinating the Claim of such holder to the claims of General Unsecured Creditors.
     2.74. Substantive Consolidation Order: The order of the Bankruptcy Court dated September 28, 2005, consolidating the Debtors for all purposes, including for purposes of distributions on Allowed Claims and for purposes of voting on the Plan.
     2.75. Unsecured Claim: A Claim not secured by a charge, mortgage or lien against or interest in property in which the Debtors’ estates have an interest, including but not limited to any Deficiency Claim and any claim for damages resulting from the rejection of an executory contract or lease.
     2.76. Wooleys’ Claims: The Wooleys’ Claims, which are disputed, include (i) the two jointly filed Secured Claims in the amounts of $398,903.84 and $2,364,201.63, respectively, based on promissory notes executed by Schlotzsky’s, Inc. (Claim No. 481) and Schlotzsky’s Franchisor LLC (Claim No. 20) which have been preliminarily satisfied by the distribution of $2,867,600 pursuant to the Order Granting Motion for Relief From Automatic Stay, or for Adequate Protection Regarding Secured Claims, and Issuing Preliminary Injunction Pursuant to U.S.C. 5105, entered June 23, 2005; (2) an Unsecured Claim in the amount of $1,806,895.29 (Claim No. 582, amending Claim No. 485) filed by John C. Wooley; (3)and Unsecured Claims in the aggregate amount of $1,643,094.97 (Claim Nos. 479, 480, and 527, amending Claim No. 484) filed by Jeffrey J. Wooley.
ARTICLE III
RULES OF CONSTRUCTION AND INTERPRETATION
     3.1. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan, unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter. The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

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     3.2. A term used in this Plan and not defined herein but that is defined in the Bankruptcy Code has the meaning assigned to the term in the Bankruptcy Code. A term used in this Plan and not defined herein or in the Bankruptcy Code, but which is defined in the Bankruptcy Rules, has the meaning assigned to the term in the Bankruptcy Rules.
ARTICLE IV
DESIGNATION OF CLAIMS AND INTERESTS
     4.1. Summary: The following is a designation of the classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Tax Claims described in Article V of the Plan have not been classified and are excluded from the following classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class, and is classified in another class or classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other class or classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Interest is not in any Class. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or Allowed Interest.

Class		Status
A.	Secured Claims	Impaired — entitled to vote

B.	Unsecured Claims

	Class 2: Priority Claims	Unimpaired — not entitled to vote

	Class 3: General Unsecured Claims	Impaired — entitled to vote

C.	Interests

	Class 4: Equity Interests	Impaired — not entitled to vote
     4.2. Controversy Concerning Classification, Impairment or Voting Rights: In the event a controversy or dispute should arise involving issues related to the classification, impairment or voting rights of any Creditor or Interest Holder under the Plan, whether before or after the Confirmation Date, the Bankruptcy Court may, after notice and a hearing, determine such controversy. Without limiting the foregoing, the Bankruptcy Court may estimate for voting purposes the amount of any contingent or unliquidated Claim the fixing or liquidation of, as the case may be, would unduly delay the administration of the Chapter 11 Case. In addition, the Bankruptcy Court may in accordance with Section 506(b) of the Bankruptcy Code conduct valuation hearings to determine the Allowed Amount of any Secured Claim.
ARTICLE V
TREATMENT OF UNCLASSIFIED CLAIMS
     5.1. Administrative Expense Claims.

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     (a) General: Subject to the bar date provisions herein, unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Expense Claim on the later of (a) the Effective Date or as soon as practicable thereafter, (b) the Allowance Date, (c) such date as is mutually agreed upon by the Plan Administrator and the holder of such Claim, and (d) the Distribution Date.
     (b) Payment of Statutory Fees: All fees payable pursuant to 28 U.S.C. §1930 shall be paid in Cash equal to the amount of such Administrative Expense Claim when due.
     (c) Bar Date for Administrative Expense Claims:
          (i) General Provisions: Except as provided below in Sections 3.1(c)(iii) of the Plan, requests for payment of Administrative Expense Claims must be Filed no later than forty-five (45) days after the Effective Date. Holders of Administrative Expense Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors or any of their respective property.
          (ii) Professionals: All professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any professional or any other entity for making a substantial contribution in the Reorganization Case) shall File and serve on the Plan Administrator and Post-Confirmation Service List an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date. Objections to applications of professionals for compensation or reimbursement of expenses must be filed and served on the Plan Administrator and the professionals to whose application the objections are addressed no later than seventy (70) days after the Effective Date. Any professional fees and reimbursements or expenses incurred by the Reorganized Debtor subsequent to the Effective Date may be paid without application to the Bankruptcy Court.
          (iii) Tax Claims: All requests for payment of Administrative Expense Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, which accrued or was assessed within the period from and including the Petition Date through and including the Effective Date (“Post-Petition Tax Claims”) and for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) 45 days following the Effective Date; and (ii) 90 days following the filing with the applicable governmental unit of the tax return for such taxes for such tax year or period. Any holder of any Post-Petition Tax Claim that is required to File a request for payment of such taxes and does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against the Debtors or its property, whether any such Post-Petition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. To the extent that the holder of a Post-Petition Tax Claim holds a lien to secure its Claim under applicable state law, the holder of such Claim shall retain its lien until its Allowed Claim has been paid in full.
     5.2. Allowed Priority Tax Claims: On, or as soon as reasonably practicable after, the later of (a) the Distribution Date, or (b) the Allowance Date, each Holder of an Allowed Priority Tax Claim against a Debtor shall receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, (i) Cash equal to the amount of such Allowed Priority Tax Claim plus interest from the Effective Date to the Distribution Date at a rate of 8% per annum , or (ii) such other less

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favorable treatment to the Holders of an Allowed Priority Tax Claim as to which the Debtors or the Plan Administrator or the Reorganized Debtor and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G)of the Bankruptcy Code) shall be disallowed pursuant to the Plan, and the Holder of an Allowed Priority Tax Claim shall not be allowed to assess or attempt to collect such penalty from the Debtors or their Estates, the Reorganized Debtor or its property. To the extent that there is insufficient Available Cash to pay all Allowed Class 2 Claims in full or the Distribution Reserve as to Disputed Class 2 Claims is insufficient to pay Disputed Class 2 Claims, no distributions will be made on account of Allowed Priority Tax Claims until the Reorganized Debtor holds sufficient Available Cash to pay all Allowed Class 2 Claims in full and the Distribution Reserve as to Disputed Claims in Class 2 is fully funded.
ARTICLE VI
CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND INTERESTS
     6.1. Class 1 Secured Claims Against the Debtors.
     (a) Classification: Class 1 consists of all Allowed Secured Claims. Each Secured Claim shall be treated as a separate Sub-Class of Class 1.
Class 1 is impaired, and the holders of Allowed Claims in Class 1 are entitled to vote on the Plan. At the Debtors’ option, on the Effective Date (a) the Plan may leave unaltered the legal, equitable, and contractual rights of the holder of an Allowed Secured Claim, or (b) the Debtors may pay the Allowed Secured Claim in full, in cash, on the later of the Allowance Date or the Distribution Date, or (c) the Debtors may deliver to the holder of an Allowed Secured Claim the property securing such Claim, or (d) the Debtors may pay an Allowed Secured Claim in such manner as may be agreed to by the holder of such Claim.
Notwithstanding the foregoing, pending further order of the Court after notice and a hearing in Adversary Proceeding 05-5055, the Debtors shall segregate and hold not less than $500,000 in the Distribution Reserve for satisfaction of any of the Wooleys’ Claims that become Allowed Secured Claims. The Plan Administrator may seek to reduce the amount held for satisfaction of the Wooleys’ Claims or seek to spend or otherwise disburse such funds through motion to the Bankruptcy Court. The final allowance or disallowance of the Wooleys’ Claims and the validity, extent and priority of the liens securing the Wooleys’ Claims shall be determined by the Bankruptcy Court in Adversary Proceeding 05-5055, as provided in the Stipulation Resolving Objections by Creditors John C. Wooley and Jeffrey J. Wooley to Motion for Substantive Consolidation of Debtors’ Estates filed September 19, 2005 and accepted by the Court on September 22, 2005.
The Allowed Secured Tax Claims of Travis County, Texas and Leander ISD secured by an undeveloped pad site at the intersection of Four Points Drive and Ranch Road 360 in Travis County, Texas (the “Four Points Property”) shall be paid as follows: (1) 2005 taxes shall be paid on the Effective Date; (2) 2006 taxes shall be paid on the earlier of the sale of the Four Points Property or on or before January 31, 2007. Prepetition Secured Tax Claims shall be paid upon the sale of the Four Points Property with interest from the Effective Date to the sale closing date accruing at a rate of 8% per annum.
The Allowed Secured Tax Claims of Angelina County, Bexar County, Cypress-Fairbanks ISD, Dallas County, Ector CAD, Ector County, City of Edinburg, City of El Paso, Ellis County, Fort Bend County, Fort Bend ISD, City of Frisco, Galveston County, Grayson County, Gregg County, Harris County/City of Houston, Hidalgo County, Hood CAD, Houston ISD, Hunt County, Jefferson County, Katy ISD,

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Kaufman County, City of McAllen, McLennan County, Montgomery County, Nueces County, Parker CAD, City of Pasadena, City of Richardson, Rockwall CAD, Rockwall County, Round Rock ISD, City of San Marcos, San Marcos CISD, City of Sugar Land, Tarrant County, Tom Green CAD, Victoria County, Washington CAD, Wise CAD and Wise County shall be paid in full as soon as practicable after the Allowance Date.
     6.2. Class 2 — Allowed Non-tax Priority Claims
     (a) Classification: Class 2 Consists of the Allowed Non-tax Priority Classes.
     (b) Treatment: Class 2 is unimpaired and holders of Allowed Claims in Class 2 are not entitled to vote on the Plan. Each Allowed Priority Non-Tax Claim shall be paid by the Reorganized Debtor in full from Available Cash or upon such other terms as may be agreed upon in writing by and between the holder of such Claim and the Plan Administrator. In the event that there is insufficient Available Cash to pay all Allowed Class 2 Claims in full, holders of Allowed Claims entitled to priority under section 507(a)(3) of the Bankruptcy Code shall be paid in full in Cash before distributions are made to holders of Allowed Claims entitled to priority under section 507(a)(4). In the event that there is insufficient Available Cash to pay all Class 2 Claims entitled to priority under a section of the Code in full, the Claimholders of that priority will receive Pro Rata distributions.
     6.3. Class 3 — General Unsecured Claims
     (a) Classification: Class 3 consists of the Allowed General Unsecured Claims.
     (b) Treatment: Class 3 is impaired and the holders of Allowed General Unsecured Claims are entitled to vote on the Plan. On the Distribution Date and from time to time thereafter, the holders of Allowed General Unsecured Claims shall each receive their Pro Rata Share of the Available Cash; provided however that there shall be no distributions to holders of Allowed Class 3 Claims unless all Allowed Administrative and Priority Claims have been paid in full and the Distribution Reserve is fully funded as to Disputed Administrative and Priority Claims and the projected operating expenses of the Reorganized Debtor.
Notwithstanding the foregoing, the Debtors shall reserve funds for distribution of the Wooleys’ Claims that are Unsecured Claims in the Distribution Reserve to the extent that there are sufficient funds in the Estates to fund the Distribution Reserve for Unsecured Claims. The final allowance or disallowance of the Wooleys’ Claims shall be determined by the Bankruptcy Court in Adversary Proceeding 05-5055, as provided in the Stipulation Resolving Objections by Creditors John C. Wooley and Jeffrey J. Wooley to Motion for Substantive Consolidation of Debtors’ Estates filed September 19, 2005 and accepted by the Court on September 22, 2005.
     6.4. Class 4 — Equity Interests
     (a) Classification: Class 4 consists of the all Equity Interests including Interests in Old Schlotzsky’s Common Stock and Old Warrants and Stock Options.
     (b) Treatment: The holders of Equity Interests are impaired but are not entitled to vote on the Plan. All Equity Interests will be cancelled, and Equity Interests shall receive no distribution under the Plan.

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ARTICLE VII
MEANS FOR IMPLEMENTATION OF THE PLAN
     7.1. Substantive Consolidation: By Order dated September 28, 2005 (the “Substantive Consolidation Order”), the Debtors’ Estates and Chapter 11 cases were substantively consolidated for the purposes of all actions associated with confirmation and consummation of this Plan. All Intercompany Claims by, between and among the Debtors have been eliminated, (ii) all assets and liabilities of the Affiliate Debtors have been merged or treated as if they were merged with the assets and liabilities of SI, (iii) any obligation of a Debtor and all guarantees thereof by one (1) or more of the other Debtors shall be deemed to be one (1) obligation of SI, (iv) the Affiliate Interests shall be cancelled, and (v) each Claim filed or to be filed against any Debtor shall be deemed filed only against SI and shall be deemed a single Claim against and a single obligation of SI. All Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect.
     7.2. Merger of Affiliate Debtors into SI: On the Effective Date or as soon thereafter as practicable, (a) the members of the board of directors of each of the Affiliate Debtors shall be deemed to have resigned, (b) each of the Affiliate Debtors shall be merged with and into SI, and (c) the Chapter 11 cases of the Affiliate Debtors shall be closed, following which any and all Causes of Action or other proceedings that were or could have been brought or otherwise commenced in the Chapter 11 case of any Affiliate Debtor, whether or not actually brought or commenced, may be continued, brought or otherwise commenced in SI’s Chapter 11 case.
     7.3. Continued Corporate Existence; Amended and Restated Charter and By-laws; Dissolution of Reorganized SI.
     (a) Continued Corporate Existence and Amended and Restated Charter and By-laws: SI shall continue to exist as Reorganized SI after the Effective Date in accordance with the laws of the State of Texas and pursuant to the Amended Charter and By-laws to be filed with the Plan Supplement. The charter and by-laws of SI shall be amended and restated as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and shall be amended to, among other things: (i) authorize one (1) share of common stock, $0.01 par value per share, ownership of which shall be restricted to the Plan Administrator, (ii) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of nonvoting equity securities, and (iii) limit the activities of Reorganized SI to matters related to the implementation of this Plan. Any amendment or modification to the Amended Charter and By-laws following the Confirmation Date, to the extent such modification or amendment changes the fundamental purpose of the corporation, (x) must be approved by authority granted by order of the Bankruptcy Court and (y) no shareholder vote shall be required in accordance with Article 4.14 of the Texas Business Corporation Act, as amended (the “TBCA”).
     (b) Dissolution of Reorganized SI: As soon as practicable after the Plan Administrator exhausts the assets of the Debtors’ Estates by making the final distribution of Available Cash under this Plan, the Plan Administrator shall (A) effectuate the dissolution of Reorganized SI without a vote of the shareholders of Reorganized SI in accordance with Article 4.14 of the TBCA and may file appropriate documentation with the State of Texas in order to carry out such dissolution, including, without limitation, a certificate of dissolution and take all such other action in order to carry out such dissolution in accordance with Part 6 of the TBCA and (B) resign as the sole officer of Reorganized SI.
     7.4. The Plan Administrator: On the Effective Date, the officers and boards of directors of SI shall be deemed removed from office pursuant to the Confirmation Order and the operation of the

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Reorganized Debtor in accordance with the provisions of the Plan shall become the general responsibility of the Plan Administrator pursuant to and in accordance with the provisions of the Plan and the Plan Administration Agreement.
     (a) Responsibilities: The responsibilities of the Plan Administrator shall include maintaining the Distribution Reserve; liquidating remaining assets; prosecuting objections to and estimations of Claims; calculating and implementing all distributions from the Distribution Reserve and Available Cash, in accordance with the Plan; filing all required tax returns and paying taxes and all other obligations on behalf of the Reorganized Debtor from funds in the Distribution Reserve and periodic reporting to the PAC of the status of the Distribution Reserve, Available Cash, and Claims resolution process until such time as (a) the Plan is substantially consummated and (b) the Claims resolution process is complete; holding a single share of SI common stock as nominee for holders of Allowed Claims against Debtors; and such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or Bankruptcy Court order, or as required or authorized by State law, or as may be necessary and proper to carry out the provisions of the Plan.
     (b) Powers: The powers of the Plan Administrator shall, without Bankruptcy Court approval in each of the following cases, include the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by the Reorganized Debtor from the Distribution Reserve and Available Cash in accordance with the Plan; the power to engage employees and professional persons to assist the Plan Administrator with respect to its responsibilities; the power to prosecute causes of action of the Estates; the power to dispose of, and deliver title to others of, remaining assets on behalf of the Reorganized Debtor; the power to compromise and settle claims and causes of action on behalf of or against the Reorganized Debtor (subject to the limitations set forth in the Plan Administration Agreement); and such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, the Plan Administration Agreement, the Amended Certificate of Incorporation, the Amended By-Laws or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan. Notwithstanding the foregoing, the Plan Administrator may not compromise and settle claims and causes of action in an amount that exceeds $100,000 without either the consent of the PAC or notice and opportunity for hearing served on the Post Confirmation Service List.
     (c) Compensation: In addition to reimbursement for the actual out-of-pocket expenses incurred, the Plan Administrator shall be entitled to reasonable compensation for services rendered on behalf of the Reorganized Debtor in an amount and on such terms as may be agreed to by the Debtors or the Reorganized Debtor and the Creditors’ Committee as reflected in the Plan Administration Agreement. Any dispute with respect to such compensation shall be resolved by agreement among the parties or, if the parties are unable to agree, determined by the Bankruptcy Court.
     (d) Information and Reporting: The Plan Administrator shall file reports with the Bankruptcy Court no less often than as soon as practicable after the end of every calendar quarter with respect to the status of the execution and implementation of the Plan, including amounts expended for administrative expenses and activity with respect to distributions and the Distribution Reserve. The Plan Administrator will provide the PAC with such information and perform such acts as the PAC may reasonably request.
     (e) Termination: The duties, responsibilities and powers of the Plan Administrator shall terminate on the date of the Reorganized Debtor is dissolved under applicable state law in accordance with the Plan.
     (f) Reliance by the Plan Administrator and Members of PAC: The Plan Administrator and the PAC may rely, and shall be fully protected in acting or refraining from acting, upon any resolution,

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statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document which they reasonably believe to be genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties, and the Plan Administrator and PAC may conclusively rely as to the truth of the statements and correctness of the opinions expressed therein. The Plan Administrator and PAC may consult with their counsel, and any opinion of their counsel shall be full and complete authorization and protection in respect of any action taken or suffered by him in accordance therewith.
     7.5. PAC: The PAC shall be composed of two individuals selected at the Confirmation Hearing by the Creditors’ Committee and one individual selected by the Debtors, and shall remain in effect until all assets of the Reorganized Debtor have been fully administered. The PAC shall consult with the Plan Administrator concerning the collection of funds, liquidation, sale or other disposition of assets, settlement of claims and causes of action, timing of distributions to holders of Allowed Claims and any other matter as may be requested by the Plan Administrator regarding the implementation of the Plan or administration of the Reorganized Debtor. Members of the PAC shall receive a set fee of $150 per calendar quarter. Additionally, the Reorganized Debtor shall reimburse members of the PAC for reasonable expenses incurred in connection with participating in any in person meetings with the Plan Administrator. In the event that a PAC member resigns, his or her replacement shall be selected jointly by the remaining members and the Plan Administrator. Upon the certification by the Plan Administrator that all assets of the Reorganized Debtor have been distributed, abandoned or otherwise disposed, the members of the PAC shall resign their positions whereupon they shall be discharged from further duties and responsibilities.
     7.6. Objections To Claims: Except as otherwise provided for with respect to applications of professionals for compensation and reimbursement of expenses under Section 5.1(c) (ii) hereof, or as other wise ordered by the Bankruptcy Court after notice and a hearing, objections to Administrative Expense Claims shall be filed and served upon the holder of such Claim or Administrative Expense Claim not later than the later of (a) one hundred twenty (120) days after the Effective Date, and (b) one hundred twenty (120) days after a proof of claim or request for payment of such Administrative Expense Claim is filed, unless this period is extended by the Court. Such extension may occur ex parte. Objections to all other Claims shall be filed only after the Plan Administrator has determined that there are sufficient funds in the estate to make a distribution to holders of Priority Claims and Unsecured Claims. There shall be no deadline for objecting to such Claims. After the Effective Date, the Plan Administrator shall have the exclusive right to object to the allowance of any Claims provided for under the Plan. The Plan Administrator may object to the allowance of Claims with respect to which the Plan Administrator disputes liability in whole or in part, for whatever reasons, even if Claims were not scheduled by the Debtors as liquidated, contingent, or disputed.
     7.7. Preservation of Rights of Action: Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and shall have the exclusive right to enforce any claims, rights and causes of action that the Debtors or the Estates may hold against any entity, including, without limitation, any claims, rights or causes of action arising under Chapter 5 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory; provided however, the Plan does not preclude the rights, if any, of creditors or shareholders to seek authority from the Bankruptcy Court to bring claims of the estates if not pursued by the Committee, the Debtors or the Plan Administrator by ten (10) days before the deadline for joining additional parties in Adversary Proceeding Number 05-5055 or forty-five (45) days prior to the expiration of the statute of limitations for such cause of action. To the extent that the Creditors’ Committee has been granted authority to pursue certain claims of the estates by prior Court order, counsel for the Creditors’

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Committee, Winstead Sechrest & Minick, P.C., will represent the Reorganized Debtor in those actions and shall be paid by the Reorganized Debtor. A cost to benefit analysis will be performed on all Avoidance Actions which arise under 11 U.S.C. Section 547(b). Depending on the outcome of that analysis, the Plan Administrator may waive or may elect not to pursue all, some or none of the Avoidance Actions which arise under 11 U.S.C. Section 547(b).
     7.8.1 Protection of Certain Parties in Interest: Exculpation. The Debtors and their affiliates, the Creditors’ Committee, any member of the Creditors’ Committee, or individual professional person in their capacity as a representative of a member of the Creditors’ Committee, any of their respective members, officers, directors, or employees shall not have or incur any liability to any holder of a Claim or Equity Interest, for any act, event, or omission, from the Petition Date to the Effective Date in connection with or arising out of the Chapter 11 Cases, the confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the assets and property to be distributed pursuant to the Plan and the Plan Documents, unless such person or entity’s action is determined as (i) not undertaken in good faith; (ii) actual fraud; (iii) willful misconduct; or (iv) gross negligence. Each entity or person may reasonably rely upon the opinions of counsel, certified public accountants, and other experts or professionals employed by the Debtors, or the Creditors’ Committee, respectively.
     7.8.2 Protection of Certain Parties in Interest: Exculpation of Plan Administrator and PAC. From and after the Effective Date, the Plan Administrator, the PAC, and their respective members and representatives shall be exculpated by the Debtors, all holders of Claims or Equity Interests from any and all claims or causes of action and assertions of liability arising out of their performance of the duties conferred upon them by the Plan, the Plan Administration Agreement, and any Orders of the Bankruptcy Court, except to the extent an act constitutes bad faith, gross negligence, willful misconduct, or actual fraud. No holder of a Claim or Equity Interest or representative thereof shall have or pursue any claim or cause of action against the Plan Administrator, PAC, or their respective members or representatives for taking any action in accordance with the Plan, to implement the provisions of the Plan or any order of the Bankruptcy Court. Nothing in this provision shall be deemed to alter the provisions of the Plan Administrative Agreement Paragraph 7, Exculpation; Indemnification.
ARTICLE VIII
PROVISIONS GOVERNING DISTRIBUTIONS
OF PROPERTY UNDER THE PLAN
     8.1. Delivery of Distributions: Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims will be made by mail (1) at the address of each such holder as set forth on the proofs of claim filed by such holders, (2) at the address set forth in any written notice of address change delivered to the Reorganized Debtor or the Debtors after the date of any related proof of claim; or (3) at the address reflected in the Schedule of Assets and Liabilities Filed by the Debtors if no proof of claim is Filed and the Reorganized Debtor has not received a written notice or address change. If any Claimholder’s distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Plan Administrator is notified in writing of such Claimholder’s then current address.
     8.2. Unclaimed Distributions and Uncashed Checks: Unclaimed Cash distributions shall be held in trust in a segregated bank account in the name of the Reorganized Debtor for the benefit of the potential claimants of such funds. All claims for undeliverable distributions must be made on or before the later of the first anniversary of the Effective Date of the Plan, or the ninetieth (90th) day following the date on which such Claim is Allowed. After such date, all unclaimed distributions will revert to the Plan Administrator for deposit into the Available Cash fund to be reallocated and distributed to the holders of Allowed Claims, and the Claim of any holder with respect to such distribution will be discharged and

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forever barred. Checks issued in respect of Allowed Claims will be null and void if not negotiated within ninety (90) days after the date of issuance thereof, and such Creditor will forfeit its right to such distribution. In no event shall any funds escheat to the State of Texas.
     8.3. Compliance with Tax Requirements: In connection with the Plan, to the extent applicable, the Plan Administrator shall comply with all withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.
     8.4. De Minimus Distributions: Ratable distributions to holders of Allowed Claims will not be made if such distribution will result in a distribution amount of less than $50.00, unless a request therefore is made in writing to the Plan Administrator.
ARTICLE IX
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     9.1. Rejection of Executory Contracts and Unexpired Leases Not Assumed: All executory contracts and leases of the Debtors that were not previously assumed and assigned or rejected by the Debtors are deemed rejected, unless otherwise dealt with by the Plan or the Confirmation Order, or any other Order of the Court entered prior to the Effective Date. Contracts or leases that may have expired pursuant to their terms before the Effective Date and before any order of assumption or rejection are also deemed to have been rejected as of the Effective Date.
     9.2. Claims Based on Rejection of Executory Contracts of Unexpired Leases: Damages arising from the rejection of an executory contract or unexpired lease shall be a General Unsecured Claim. Any Claim for damages arising from the rejection of an executory contract or unexpired lease must be asserted in a timely filed proof of claim. The Court has previously set bar dates for the filing of rejection damage claims for many of the Debtors’ significant executory contracts and leases and such bar dates have occurred. The bar date (deadline) for filing claims arising out of the rejection of all other executory contracts and unexpired leases pursuant to this Plan shall be forty-five (45) days after the Effective Date. Any Claims not filed by the appropriate date shall be forever barred from assertion against the Debtor.
ARTICLE X
EFFECT OF REJECTION BY
ONE OR MORE CLASSES OF CLAIMS
     10.1. Impaired Classes to Vote: Each impaired class of Claims and Interests shall be entitled to vote separately to accept or reject the Plan. A holder of a Disputed Claim which has not been temporarily allowed for purposes of voting on the Plan may vote only such Disputed Claim in an amount equal to the portion, if any, of such Claim shown as fixed, liquidated, and undisputed in the Debtors’ Schedules.
     10.2. Acceptance by Class of Creditors: A class shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such class that have voted to accept or reject the Plan.
     10.3. Reservation of Cramdown rights: In the event that any impaired class shall fail to accept this Plan in accordance with Section 1129(a) of the Bankruptcy Code, the Debtors reserve the right

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to request the Bankruptcy Court to confirm the Plan in accordance with the provisions of the Section 1129(b) of the Bankruptcy Code.
ARTICLE XI
EFFECT OF CONFIRMATION
     11.1. Legally Binding Effect: The provisions of this Plan shall bind all Creditors and Interest holders, whether or not they accept this Plan. On and after the Effective Date, all holders of Claims shall be precluded and enjoined from asserting any Claim against the Debtors or their assets or properties based on any transaction or other activity of any kind that occurred prior to the Confirmation Date except as permitted under the Plan.
     11.2. Revesting of Property of Debtors in Reorganized Debtor: Upon the Effective Date of the Plan, all property of the Debtors’ Estates shall vest in and become the property of the Reorganized Debtor.
     11.3. Liens, Claims and Encumbrances: Except as otherwise specifically provided in this Plan, or in the Confirmation Order, on the Effective Date of the Plan, all property vesting in and becoming property of the Reorganized Debtor shall be free of all liens, claims and encumbrances.
     11.4. Injunction: Except and otherwise provided in the Plan, all Claimants of the Debtors are enjoined from threatening, commencing or continuing any lawsuit or other legal or equitable action against the Debtors or the Debtors’ property to recover any Claim or Interest.
ARTICLE XII
CONDITIONS TO EFFECTIVENESS OF THE PLAN
The Plan will not be effective unless (a) the Confirmation Order becomes a Final Order; and, (b) all Plan Documents and other applicable corporate documents necessary or appropriate to the implementation of the Plan have been executed, delivered, and where applicable, filed with the appropriate governmental authorities.
ARTICLE XIII
RETENTION OF JURISDICTION
     13.1. Exclusive Bankruptcy Court Jurisdiction: Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain and have such jurisdiction over the Chapter 11 Cases as is legally permissible, including, without limitation, for the following purposes:
     a. To allow, disallow, determine, liquidate, classify or establish the priority or secured or unsecured status of or estimate any Claim or Interest, including , without limitation, the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;
     b. To ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

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     c. To determine any and all applications or motions pending before the Bankruptcy Court on the Effective Date of the Plan, including without limitation any motions for the rejection, assumption or assumption and assignment of any executory contract or unexpired lease;
     d. To consider and approve any modification of this Plan, remedy any defect or omission, or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order;
     e. To determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of this Plan or any entity’s obligations in connection with the Plan;
     f. To consider and act on the compromise and settlement of any claim or cause of action by or against the Debtors, or the Reorganized Debtor;
     g. To decide or resolve any and all applications motions, adversary proceedings, contested or litigated matters and any other matters or grant or deny any applications involving the Debtors that may be pending on the Effective Date or that may be brought by the Reorganized Debtor after the Effective Date, including claims arising under Chapter 5 of the Bankruptcy Code;
     h. To issue orders in aid of execution and implementation of this Plan to the extent authorized by 11 U.S.C. §1142 or provided by the terms of this Plan;
     i. To decide issues concerning the federal or state tax liability of the Debtor which may arise in connection with the confirmation or consummation of this Plan; and
     j. To enter an order closing this Chapter 11 Case.
     13.2. Limitation on Jurisdiction: In no event shall the provisions of this Plan be deemed to confer in the Bankruptcy Court jurisdiction greater than that established by the provisions of 28 U.S.C. §§157 and 1334.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
     14.1. Termination of Creditors’ Committee: On the Effective Date, the Creditors’ Committee in the Debtors’ Chapter 11 Cases shall be terminated.
     14.2. Amendment of the Plan: This Plan may be amended or modified by the Debtors before, or by the Plan Administrator after, the Effective Date as provided in Section 1127 of the Bankruptcy Code.
     14.3. Withdrawal of Plan: The Debtors reserve the right to withdraw this Plan at any time prior to the Confirmation Date. If the Debtors withdraw this Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute an admission, waiver or release of any Claims by or against the Debtors or any other person, or to prejudice in any manner the rights of the Debtors, the Debtors’ estates or any person in any further proceedings involving the Debtors.

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     14.4. Due Authorization By Creditors: Each and every Creditor who elects to participate in the Distributions provided for herein warrants that the Creditor is authorized to accept in consideration of its Claim against the Debtors the Distributions provided for in this Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by the Creditor under this Plan.
     14.5. Filing of Additional Documentation: On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
     14.6. Governing Law: Except to the extent the Bankruptcy Code or the Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.
     14.7. Successors and Assigns: The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.
     14.8. Transfer of Claims: Any transfer of a claim shall be in accordance with Bankruptcy Rule 3001(e) and the terms of this Section 14.8. Notice of any such transfer shall be forwarded to the Plan Administrator by registered or certified mail, as set forth in Section 14.9 hereof. Both the transferee and transferor shall execute any notice, and the signatures of the parties shall be acknowledged before a notary public. The notice must clearly describe the interest to be transferred. No transfer of a partial interest shall be allowed. All transfers must be of one hundred percent (100%) of the transferee’s interest in the Claim.
     14.9. Notices: Any notice required to be given under this Plan shall be in writing. Any notice that is allowed or required hereunder except for a notice of change of address shall be considered complete on the earlier of (a) three days following the date the notice is sent by United States mail, postage prepaid, or by overnight courier service, or in the case of mailing to a non-United States address, air mail, postage prepaid, or personally delivered; (b) the date the notice is actually received by the Persons on the Post-Confirmation Service List by facsimile or computer transmission; or, (c) three days following the date the notice is sent to those Persons on the Post-Confirmation Service List as such Service List is adopted by the Bankruptcy Court at the hearing on confirmation of the Plan, as such list may be amended from time-to-time by written notice from the Persons on the Post-Confirmation Service List.
a.	If to the Plan Administrator, at:

b.	If to the U.S. Trustee, at:

Kevin Epstein
Office of the United States Trustee

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Western District of Texas
615 E. Houston Street, Suite 533
San Antonio, TX 78205
Telephone: 210.472.4620
Facsimile: 210.472.4649
Email: kevin.m.epstein@usdoj.gov

c.	If to any Creditor in his capacity as such, at his address or facsimile number as listed on the Post-Confirmation Claims Register.
     14.10. US Trustee Fees: The debtor will pay pre-confirmation fees owed to the U. S. Trustee on or before the Effective Date of the Plan. After confirmation, the Liquidating Trustee will file with the court and serve on the U. S. Trustee quarterly financial reports in a format prescribed by the U. S. Trustee, and the Liquidating Trustee will pay post-confirmation quarterly fees to the U. S. Trustee until a final decree is entered or the case is converted or dismissed. 28 U.S.C. ‘ 1930(a)(6).
     14.11. Implementation: The Debtors, the Plan Administrator, and the Reorganized Debtor shall be authorized to perform all reasonable, necessary and authorized acts to consummate the terms and conditions of the Plan.
     14.12. No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission by the Debtors with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of any Claim’s classification.
Dated: December 12, 2005
Debtors and Debtors-In-Possession

/s/ David Samuel Coats

By:	David Samuel Coats
Their:	Chief Executive Officer
HAYNES AND BOONE, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Tel. No. (214) 651-5000
Fax No. (214) 651-5940

/s/ Sarah B. Foster
Robert D. Albergotti
State Bar No. 00969800
Sarah B. Foster
State Bar No. 07297500
COUNSEL TO THE DEBTORS AND THE DEBTORS-IN-POSSESSION

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